UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2008
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DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-9819 (Commission File Number)	52-1549373 (IRS Employer Identification No.)

4551 Cox Road, Suite 300 Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code: (804) 217-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Current Report on Form 8-K filed on February 8, 2008, Dynex Capital, Inc. (the “Company”) announced the appointment of Thomas B. Akin as Chief Executive Officer of the Company on February 4, 2008.  In connection with that appointment, on March 31, 2008, the Company and Mr. Akin executed an employment agreement (the “Employment Agreement”), a copy of which is attached as Exhibit 10.6 hereto and is incorporated by reference herein.

Under the Employment Agreement, Mr. Akin will serve as Chief Executive Officer of the Company for a one-year term through February 5, 2009, unless earlier terminated by the Company or Mr. Akin.  The Employment Agreement also provides, among other things, for: (i) an annual base salary of $300,000; (ii) Mr. Akin’s eligibility to earn an annual cash bonus up to 100% of his pro-rated base salary based on the Company’s return on adjusted equity and certain qualitative objectives; (iii) Mr. Akin’s eligibility to earn bonuses based on the amount of equity capital the Company raises during 2008, to be paid in restricted stock; (iv) certain restrictive covenants regarding competition with the Company, confidentiality and non-disclosure; and (v) the payment of certain amounts to Mr. Akin upon his termination prior to the expiration of the Employment Agreement.  Mr. Akin is also eligible to participate in the Company’s other benefit plans and incentive plans in effect from time to time.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	10.6	Employment Agreement, dated as of March 31, 2008, between Dynex Capital, Inc. and Thomas B. Akin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	April 4, 2008	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President and Chief Operating Officer